UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005

Cogdell Spencer Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)	28209 (Zip Code)

Registrant's telephone number, including area code: (704) 940-2900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  Completion of Acquisition or Disposition of Assets.

On November 1, 2005, holders of ownership interests in Cogdell Spencer Advisors, Inc., the predecessor of Cogdell Spencer Inc. (the “Company”), and several existing entities contributed and exchanged their ownership interests in those entities as follows:

•	Pursuant to separate merger, contribution and related agreements, the holders of ownership interests in the Company’s predecessor (other than Cogdell Spencer Advisors, Inc.) contributed their interests in the properties and assets owned by the existing entities to the Company and interests in eight existing joint ventures with third parties in exchange for approximately 378,153 shares of the Company’s common stock and 3,838,587 units of limited partnership interest (the “OP units”) having an aggregate value of approximately $80.1 million;

•	Certain other holders (none of which consist of the Company’s executive officers or directors) were paid an aggregate of approximately $36.5 million in cash for their direct or indirect interests in the properties and assets owned by the existing entities; and

•	The stockholders of Cogdell Spencer Advisors, Inc. exchanged all of their stock in Cogdell Spencer Advisors, Inc. for approximately 1,464,121 shares of the Company’s common stock.

As part of this transaction, the Company acquired one property, 190 Andrews, located in Greenville, South Carolina, which the Company formerly only managed. This property was acquired from its tenant-owners in exchange for 188,236 OP units, equal to $3.2 million, based upon the initial public offering price of $17.00 per share.

These acquisitions were funded through a portion of the proceeds from the Company’s initial public offering and with funds drawn on the Company’s unsecured credit facility. Additional information regarding the acquisition is set forth under the heading “Structure and Formation of Our Company—Consolidation Transaction” on page 112 of the Prospectus filed on October 27, 2005 (File No. 333-127396), which is incorporated by reference herein.

With the closing of this transaction, the Company has now completed the Formation Transactions described in the Prospectus.

ITEM 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 1, 2005, the Company, as guarantor, and its operating partnership, Cogdell Spencer LP (the “Operating Partnership”), entered into a $100 million unsecured revolving credit facility (the “Credit Facility”), with a syndicate of financial institutions (including Bank of America, N.A., Citicorp North America, Inc. and Branch Banking & Trust Company) (collectively, the “Lenders”), with Bank of America, N.A., as the administrative agent for the Lenders, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers. The Credit Facility shall be available to fund working capital and other corporate purposes; finance acquisition and development activity; and refinance existing and future indebtedness. The Credit Facility permits the Operating Partnership to borrow up to $100 million of revolving loans, with sub-limits of $25 million for swingline loans and $25 million for letters of credit.

The Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full three years from November 1, 2005, subject to a one-year extension, at the Operating Partnership’s option. The Credit Facility also allows for up to $150 million of increased availability (to a total aggregate available amount of $250 million), at the Operating Partnership’s option but subject to each Lender’s option to increase its commitments. This Credit Facility is guaranteed by the Company and certain of its subsidiaries. The interest rate on loans under the Credit Facility equals, at our election, either (1) LIBOR plus a margin of between 100 to 130 basis points based on our leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate.

The Credit Facility contains customary terms and conditions for credit facilities of this type, including (1) limitations on our ability to (A) incur additional indebtedness, (B) subject to complying with REIT requirements, make distributions to our stockholders, and (C) make certain investments, (2) maintenance of a pool of unencumbered assets subject to certain minimum valuations thereof and (3) requirements for us to maintain certain financial coverage ratios. These customary financial coverage ratios and other conditions include a maximum leverage ratio (65%, with flexibility for one two quarter increase to not more than 75%), minimum fixed charge coverage ratio (175%), maximum combined secured indebtedness (50%), maximum recourse indebtedness (15%), maximum unsecured indebtedness (60%, with flexibility for one two quarter increase to not more than 75%), minimum unencumbered interest coverage ratio (200%) and minimum combined tangible net worth ($30 million plus 85% of net proceeds of equity issuances by the Company and its subsidiaries after November 1, 2005).

ITEM 9.01   Financial Statements and Exhibits.

Set forth below are the financial statements relating to the completed acquisition described above that are required to be filed as part of this Form 8-K:

(a)  Financial Statements of Business Acquired.

Not applicable.

(b)  Pro Forma Financial Information.

Incorporated by reference to pages F-3 through F-6 of the Prospectus included in the Company’s Registration Statement on Form S-11/A, File No. 333-127396 filed October 26, 2005, which is incorporated by reference herein.

(c)  Exhibits.

Exhibit 10.1   Credit Facility dated November 1, 2005 among Cogdell Spencer LP, Cogdell Spencer Inc., Bank of America, N.A. and L/C Issuer, Citicorp North America, Inc., Branch Banking & Trust Company and other lenders with Banc of America Securities LLC and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: November 4, 2005

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Credit Facility dated November 1, 2005 among Cogdell Spencer LP, Cogdell Spencer Inc., Bank of America, N.A. and L/C Issuer, Citicorp North America, Inc., Branch Banking & Trust Company and other lenders with Banc of America Securities LLC and Citigroup Global Markets Inc.